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                                                                    Exhibit 5.1

                                  SHAW PITTMAN
                A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS


                               September 11, 2000


HotJobs.com, Ltd.
406 West 31st Street, 9th Floor
New York, New York 10001

Ladies and Gentlemen:

      We have acted as counsel to HotJobs.com, Ltd., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 (File No. 333-44990) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by certain selling stockholders (as identified in the Registration Statement) from time to time of up to 6,382,655 shares of common stock of the Company, par value $.01 per share (the "Shares").

      Based upon our examination of originals and copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

      We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission thereunder for the purposes of any part of the Registration Statement.

                                Very truly yours,

                                /s/ Shaw Pittman




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